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Exhibit 21.1

Subsidiaries of Herbst Gaming, Inc.

Company	State of Incorporation or Organization
Cardivan Company(1)	Nevada
Corral Coin, Inc.(1)	Nevada
Corral Country Coin, Inc.(1)	Nevada
E-T-T Enterprises L.L.C.	Nevada
E-T-T, Inc.	Nevada
Flamingo Paradise Gaming, LLC	Nevada
HGI - Lakeside	Nevada
HGI - Mark Twain	Nevada
HGI - St. Jo	Nevada
Market Gaming, Inc.	Nevada

(1)
A 100% subsidiary of E-T-T, Inc.

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Subsidiaries of Herbst Gaming, Inc.